Exhibit 99.1

Hershey Foods Announces Price Increases

HERSHEY, Pa., December 16, 2004 — Hershey Foods Corporation (NYSE:HSY) today announced an increase in the wholesale prices of approximately half of its domestic confectionery line.

A weighted average 5.8% increase on the company’s standard bar, king-size bar, 6-pack and vending lines is effective immediately. During the eight-week period ending February 14, 2005, however, existing customers may, based on their historic order patterns, order and take delivery of up to 12-weeks of inventory of these items at current prices.

A weighted average 4.1% increase on packaged chocolates will be effective February 14, 2005. During the six-week period from February 14 to March 28, 2005, however, customers may, based on their historic order patterns, order and take delivery of up to 10 weeks of inventory of these items at current prices.

The changes approximate a 3% price increase over Hershey’s entire domestic product line and will help offset increases in areas of the company’s input costs, including raw and packaging materials, fuel, utilities, transportation and employee benefits.

About Hershey Foods Corporation

Hershey Foods Corporation (NYSE: HSY) is a leading snack food company and the largest North American manufacturer of quality chocolate and non-chocolate confectionery products. With revenues of over $4 billion and more than 13,000 employees worldwide, Hershey Foods' markets such well-known brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Almond Joy, Mounds, York, Jolly Rancher, Twizzlers, and Ice Breakers as well as innovative new products such as Swoops and Hershey’s S’mores. In addition to its traditional confectionery products, Hershey Foods offers a range of products specifically developed to address the nutritional interests of today’s health-conscious consumer. These products include sugar-free Hershey’s, Reese’s and York candies, as well as Hershey’s SmartZone bars for people seeking balanced nutrition. It also markets Hershey’s cocoa, Hershey’s syrup and other branded baking ingredients, toppings and beverages. Visit us at www.hersheynewsroom.com.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in confectionery preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; adequacy of the Company’s bad debt reserve; the Company’s ability to implement improvements to reduce costs associated with its supply chain; and the Company’s ability to successfully implement its rationalization and realignment initiatives, as discussed in the Company’s annual report on Form 10-K for 2003.

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Contact:   Stephanie Moritz:   (717) 508-3238
Financial Contact:   James A. Edris:    (717) 534-7556